Exhibit 10.1

Execution Version

CANYON CAPITAL ADVISORS LLC

2000 Avenue of the Stars, 11th Floor

Los Angeles, CA 90067

CONFIDENTIAL

December 12, 2016

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Parkway North, Suite 800

Houston, Texas 77064

Attention: Chief Financial Officer

Telephone: (281)765-7100

Facsimile: (281)765-7175

Re:	Project Egypt Commitment Letter

Ladies and Gentlemen:

You have advised Canyon Capital Advisors LLC (“Canyon Capital”, “we” or “us”) that Patterson - UTI Energy, Inc., a Delaware corporation (“PTEN” or “you”) plans to acquire Seventy Seven Energy Inc., a Delaware corporation (the “Target”) by merger of a newly formed wholly owned subsidiary of PTEN with and into the Target (the “Acquisition”) pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”). After giving effect to the Acquisition, the Target will be a wholly-owned subsidiary of PTEN. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet attached hereto as Exhibit A (the “Term Sheet”, and together with this commitment letter, the “Commitment Letter”), as applicable. You have further advised us that you desire a commitment for a USD $150.0 million Senior Unsecured Bridge Facility described in the Term Sheet (the “Facility”), to be used, if you so elect, to finance a portion of the consideration for the Acquisition.

Commitment

Canyon Capital, on behalf of one or more managed funds and accounts (together with Canyon Capital, the “Canyon Parties”), is pleased to advise you of its commitment to provide 100% of the Facility as described in this Commitment Letter, subject only to the satisfaction (or waiver by the Canyon Parties) of the applicable conditions set forth in the section entitled “Conditions Precedent to the Facility” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein).

Information

You hereby represent and warrant that (in the case of information about the Target and its subsidiaries, to your knowledge) all written information and written data (other than estimates and forward looking statements and general economic and industry information) concerning PTEN and its subsidiaries, the Target and its subsidiaries and the transactions contemplated herein (such written information and written data, the “Information”) that has been or will be made available to Canyon Capital directly or indirectly by, or at the request of, you or by any of your representatives, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time). You agree that, if at any time prior to the Closing Date you become aware that any of the representations and warranties in the preceding sentence would be (with respect to the Target and its subsidiaries, to your knowledge) made by you would be incorrect in any material respect if the Information were being furnished, and such representations and warranties were being made, at such time, then you will promptly inform us thereof and will promptly supplement the such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information provided by you relating to the Target and its subsidiaries, to your knowledge, such representations and warranties are correct in all material respects under those circumstances). Canyon Capital (i) will be entitled to use and rely primarily on the Information without responsibility for independent verification thereof and (ii) assumes no responsibility for the accuracy or completeness of the Information. It has been agreed that you will not provide any projections to Canyon Capital in connection with the transactions contemplated by this Commitment Letter. Notwithstanding anything to the contrary, the accuracy of the foregoing representations, whether or not cured, shall not be a condition to the obligations of Canyon Capital or any other Canyon Party or the funding of the Facility pursuant to the terms and conditions set forth herein unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied or waived.

Conditions

The commitments of the Canyon Parties hereunder to provide the Facility are subject only to the satisfaction (or waiver by the Canyon Parties) of the applicable conditions set forth in the section entitled “Conditions Precedent to the Facility” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein) including the payment of fees payable on the Closing Date as specified in the separate Fee Letter dated the date hereof, among you and Canyon Capital, and delivered herewith with respect to the Facility (the “Fee Letter”), it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder.

Indemnity; Expense Reimbursement

To induce the Canyon Parties to enter into this Commitment Letter and to proceed with the definitive documentation in connection with the Facility (the “Financing Documentation”), you agree (a) to indemnify and hold harmless each Canyon Party, its affiliates and the respective officers, directors, employees, agents, advisors and other representatives and successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented and invoiced out-of-pocket fees and expenses (including reasonable and documented and invoiced out-of-pocket legal expenses, subject to the restrictions and limitations on counsels set forth below), joint or several, to which any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from, or in connection with, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Commitment Letter (including the Term Sheet), the Acquisition or any related transaction contemplated hereby, the provision of the Facility or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to reimburse each such Indemnified Person promptly for any reasonable and documented and invoiced out-of-pocket legal fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, solely in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing, or in connection with the enforcement of any provision of this Commitment Letter; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives or successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter, the Financing Documentation by such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives or successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any dispute solely among Indemnified Persons and not arising out of any act or omission of you or any of your respective subsidiaries or affiliates; and (b) regardless of whether the Closing Date occurs, to reimburse the Canyon Parties from time to time, upon presentation of a summary statement, for all reasonable and documented and invoiced out-of-pocket expenses (including but not limited to expenses of the Canyon Parties’ due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to the Canyon Parties, and, if necessary, of a single firm of local counsel to the Canyon Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the providing of the Facility and the preparation, negotiation and enforcement of this Commitment Letter and the Financing Documentation (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Financing Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives or successors (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you (or any of your subsidiaries or affiliates), or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Acquisition (including the providing of the Facility and the use of proceeds thereunder), or with respect to any activities related to the Facility, including the preparation of this Commitment Letter, and the Financing Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Canyon Parties with respect to which the applicable Indemnified Person is entitled to indemnification under the previous paragraph.

You shall not be liable for any settlement of any Proceeding (or any portion thereof) effected without your written consent (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of the succeeding paragraph (with “you” being substituted for “Indemnified Person” in each such clause) shall be deemed reasonable), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Commitment Letter. If the Indemnifying Party has reimbursed or indemnified any Indemnified Person for any legal or other expenses in accordance with such request and there is a final and non-appealable determination by a court of competent jurisdiction that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Commitment Letter, then the Indemnified Person shall promptly refund such amount.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Confidentiality

You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto, the Fee Letter or the contents of each thereof (“Commitment Documents”), to any person or entity without prior written approval of the Canyon Parties (such approval not to be unreasonably withheld or delayed), except (a) if Canyon Capital consents in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure, (b) for disclosure on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions or (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure; provided that after your acceptance of this Commitment Letter and the Fee Letter and the payment of the fees required to be paid on the date hereof pursuant to the Fee Letter, you may publically disclose this Commitment Letter (including the Term Sheet) (for the avoidance of doubt, the Fee Letter shall not be publically disclosed although the amounts of fees may be included in your financial statements). You agree to include Canyon Capital’s commitment to provide the Facility in connection with the Acquisition in any press release or public announcement of the Acquisition and you further agree to provide Canyon Capital reasonable opportunity prior to any such press release or public announcement to review and comment upon the references to Canyon Capital in such press release or public announcement. The parties agree that the Confidentiality Agreement, dated December 6, 2016, by and among Canyon Capital and PTEN shall remain in full force and effect in accordance with its terms notwithstanding the execution of this Commitment Letter.

Miscellaneous

Canyon Capital reserves the right, after the execution of the Financing Documentation to assign all or a portion of the commitments hereunder to institutional investors previously approved in writing by you or otherwise reasonably acceptable to you (such acceptance not to be unreasonably withheld, conditioned or delayed) (such assignees, together with the Canyon Parties, the “Commitment Parties”); provided that, it is agreed that (i) syndication or assignment of, or receipt of commitments or participations in respect of, all or any portion of the commitments hereunder prior to the date of the borrowing of funds under the Facility in accordance with the Financing Documentation on the date of the closing of the Acquisition (the date of such borrowing of the funds under the Facility, the “Closing Date”) shall not be a condition to such commitments; and (ii) Canyon Capital shall not be relieved, released or novated from its obligations hereunder in connection with any such assignment or syndication, including its commitments in respect thereof, until after the borrowing of funds under the Facility has occurred unless you otherwise consent thereto.

Except as provided in the previous paragraph, this Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by Canyon Capital to another Canyon Party) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Each Canyon Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to such Canyon Party in such manner as such Canyon Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Canyon Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Canyon Capital and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) dated the date hereof and the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facility and the transactions contemplated by this Commitment Letter and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facility and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (A) THE INTERPRETATION OF A “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) AND WHETHER A “COMPANY MATERIAL ADVERSE EFFECT” HAS OCCURRED AND (B) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND ALL OTHER ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THE ACQUISITION AGREEMENT AND THE EXHIBITS AND SCHEDULES THERETO (IN

EACH CASE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided herein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

The indemnification, reimbursement, submission to jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and the Fee Letter shall remain in full force and effect notwithstanding the termination or expiration of this Commitment; provided that the indemnification, confidentiality and reimbursement provisions shall be superseded by Financing Documentation to the extent provided therein upon the execution and delivery thereof.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to Canyon Capital on behalf of the Canyon Parties, executed counterparts thereof together with payment of the fees required to be paid on the date hereof pursuant to the Fee Letter on or prior to 5 p.m. E.S.T. on December 13, 2016. The Canyon Parties’ respective commitments hereunder and the obligations and agreements of the Canyon Parties contained herein will expire at such time in the event that Canyon Capital has not received such executed counterparts and such fees in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter and pay such fees, this Commitment Letter and the commitments and undertakings of each of the Canyon Parties shall remain effective and available for you until the earliest to occur of (i) after execution of the Acquisition Agreement and prior to the consummation of the Acquisition, the termination of the Acquisition Agreement by you (or your affiliates) or with your (or your affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition, (ii) the consummation of the Acquisition, (iii) the April 30, 2017 (as such date may be extended from time in one month increments not to extend beyond August 31, 2017 and upon written notice to Canyon Capital and concurrent payment of the fees required to be paid in connection with such extension under the Fee Letter) and (iv) the date a notice of termination of the Commitment Letter and the commitments hereunder is delivered to us by you (such date, the “Commitment Termination Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Canyon Parties hereunder and the agreement of the Canyon Parties to provide the services described herein shall automatically terminate unless each of the Canyon Parties shall, in its sole discretion, agree to an extension.

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

CANYON CAPITAL ADVISORS LLC, on behalf of one or more managed funds and accounts

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Commitment Letter Signature Page

Accepted and agreed to as of the date first above written:

Patterson-UTI Energy, Inc.

By:	/s/ John E. Vollmer III
Name: John E. Vollmer III
Title: Senior Vice President-Corporate Development, Chief Financial Officer & Treasurer

Commitment Letter Signature Page

EXHIBIT A

Project Egypt

USD $150.0 Million Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined in herein shall have the meanings given to them in the

Commitment Letter to which this summary of principal terms and conditions

(this “Term Sheet”) is attached, including the other exhibits hereto.

Borrower:	Patterson-UTI Energy, Inc. (the “Borrower”).

Guarantors:	The same entities that guarantee the Existing Credit Agreement (the “Guarantors”).

Facility:	$150.0 Million Senior Unsecured Bridge Facility (the “Facility”).

Term:	3 years.

Ranking:	The Facility will be senior unsecured debt of the Borrower and Guarantors and rank pari passu with the Existing Credit Agreement and private placement notes.

Purpose:	To finance the company’s proposed acquisition of Seventy Seven Energy Inc. (the “Target”), including the repayment of certain debt of the Target (the “Acquisition”) and to pay related fees and expenses.

Availability:	Available in a single draw on the Closing Date.

OID:	As set forth in the Fee Letter.

Pricing:	As set forth in the Fee Letter.

Optional Prepayments:	Prepayable at any time at par.

Mandatory Prepayments:	50% of the net cash proceeds from debt, equity and convertible issuances of Borrower or Guarantors (other than drawings under the Existing Credit Agreement).

Conditions Precedent:	As set forth in Annex B.

Affirmative and Negative Covenants and Events of Default:	Substantially identical to the Existing Credit Agreement, it being understood that the Facility shall not have any affirmative or negative covenants or events of default that are not in the Existing Credit Agreement nor have less permissive exceptions, baskets, qualifications. or carve-outs in respect of such covenants and events of default.

A - 1

EXHIBIT A

Financial Covenant(s):	Substantially identical to Existing Credit Agreement (debt to cap ratio of <40% and interest coverage of at least 3X).

Financing Documentation	Financing Documentation will be based on the existing Patterson-UTI Energy, Inc. Credit Agreement with Wells Fargo Bank, N.A., as Administrative Agent, dated September 27, 2012, as amended on January 9, 2015 and July 8, 2016 (the “Existing Credit Agreement”), with only such changes as to give effect to the items set forth in this term sheet, including the single draw, non-revolving unsecured nature of the facility. The Financing Documentation will provide for a financing institution selected by Canyon Capital to act as “agent” for the Facility in accordance with the Financing Documentation (such agent, the “Administrative Agent”).

Representations and Warranties	Substantially identical to the Existing Credit Agreement.

A - 2

EXHIBIT B

Conditions Precedent to the Facility

The Canyon Parties’ obligation to provide the Facility on the Closing Date shall be subject only to the satisfaction (or waiver by Canyon Capital) of the following conditions:

1. The Acquisition shall have been or, substantially concurrently with the borrowing of funds under the Facility pursuant to the Financing Documentation, shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents by you that are materially adverse to the interests of the Canyon Parties without the consent of Canyon Capital (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that any change to the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement and any waiver of any condition related thereto shall be deemed to be materially adverse to the Canyon Parties and shall require the consent of Canyon Capital). For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price in connection with the Acquisition shall not be deemed to be materially adverse to the interests of the Canyon Parties.

2. All fees and expenses required to be paid on or prior the Closing Date pursuant to the Fee Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the borrowing of funds under the Facility, have been, or will be substantially simultaneously, paid.

3. (a) The Financing Documentation (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet, as applicable) shall have been executed and delivered by the Borrower and the Guarantors, (b) customary legal opinions; provided, however, that the only legal opinions the receipt of which shall be a condition precedent to the availability and initial funding of the Facility shall be valid existence and good standing, power and authority (as it relates to due authorization, execution, delivery and performance of the Financing Documentation), due authorization, due execution and delivery, enforceability, non-contravention of organizational documents and applicable law, no default or creation of security interest with respect to material debt agreements or instruments to be agreed, governmental approvals, investment company and Regulation U and X and (c) customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) and a solvency certificate (as of the Closing Date after giving effect to the Acquisition and transactions contemplated hereby substantially in the form of Annex I attached hereto (the “Solvency Certificate”), certified by a senior authorized financial executive officer of the PTEN or other person with equivalent duties) shall have been delivered to the Canyon Parties.

4. The representations and warranties in the Financing Documentation shall be true and correct as of the Closing Date and there shall be no default or event of default thereunder after giving effect to the funding of the Facility; provided that to the extent any loans are being drawn on the Closing Date pursuant to the Existing Credit Agreement to finance in part the consideration payable pursuant to the Acquisition Agreement and the lenders under the

B - 1

EXHIBIT B

Existing Credit Agreement have, in connection with the making of such loans, waived any equivalent representation or warranty (other than any Specified Representation (defined below)) or any default or event of default under the Existing Credit Agreement, then the corresponding representation or warranty (other than any Specified Representation) or default or event of default under the Financing Documentation shall be deemed waived for purposes of this paragraph 4. For purposes hereof, “Specified Representations” means the representations and warranties of PTEN relating to corporate or other organizational existence of PTEN and the Guarantors, power and authority of PTEN and the Guarantors with respect to entry into and performance of the relevant Financing Documentation, due authorization, execution and delivery by PTEN and the Guarantors of the relevant Financing Documentation, enforceability of the relevant Financing Documentation against PTEN and the Guarantors, no violation of, or conflict with PTEN’s and the Guarantors’ organizational documents or material debt documents related to the entering into and performance of the relevant Financing Documentation, solvency as of the Closing Date (after giving effect to the Acquisition and transactions contemplated hereby) of you and your subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the Solvency Certificate), Federal Reserve margin regulations, the Investment Company Act, OFAC and anti-terrorism and the Patriot Act.

B - 2

EXHIBIT B

ANNEX I - FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

BORROWER

AND ITS SUBSIDIARIES

[DATE]

Pursuant to the Credit Agreement (the “Credit Agreement”), the undersigned hereby certifies to the Canyon Parties, solely in such undersigned’s capacity as [chief financial officer] [specify other person with equivalent duties] of [            ], a [                    ] (the “Borrower”), and not individually (and without personal liability), as follows:

As of the date hereof, on a pro forma basis after giving effect to the consummation of the Acquisition and the borrowing of funds pursuant to the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such funds:

(a) the amount of the fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis as of such date, exceeds, on a consolidated basis, the amount of all liabilities of the Borrower and its subsidiaries on a consolidated basis, contingent or otherwise,

(b) the present fair saleable value of the property (on a going concern basis) of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business,

(c) the Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and

(d) the Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, any business or transaction contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this solvency certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

EXHIBIT B

The undersigned is familiar with the business and financial position of the Borrower and its subsidiaries (taken as a whole). In reaching the conclusions set forth in this solvency certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries (taken as a whole) after consummation of the transactions contemplated by the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this solvency certificate in such undersigned’s capacity as [chief financial officer][specify other person with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

Name:
Title: [Chief Financial Officer] of
[•]

Annex I - 2